Exhibit 10.2

March 22, 2004

Richard J. Shields

32 New Haven

Laguna Niguel, CA 92677

Dear Rich:

The purpose of this letter is to document our agreement concerning a mutually agreeable severance package in the event that either you or the Company chose to end our current employment relationship during the remainder of 2004.    This severance is offered in exchange for your commitment to focus on completing the pending secondary offering, for assisting in obtaining the NiAmerica funding, for continuing to function as the company’s chief financial officer, and for certain promises and releases on your part.  In addition, you agree that whether the company or you initiate the severance, you will continue to function as chief financial officer, in the same manner as you currently do, for at least a one-month period, unless released earlier by the company.

The severance amount consists of a gross amount of $175,000, less applicable taxes and other legally required deductions.  You may choose to take the severance as a lump sum or as salary and benefit continuation.  If you choose the salary and benefit continuation, you will remain on the payroll and will continue to be eligible for benefits.  You will receive payments on your payroll cycle at your current salary rate until the $175,000 amount is exhausted.  Your termination date will be the day the final payment is made.  At any time, you may choose to convert the remaining amount to a lump sum payment.  Your termination date will coincide with the date of the payment of the lump sum.  On your termination date, you will be paid for any earned, but unused vacation, and your options will be terminated in accordance with our employee stock option plan.

The severance amount is payable if you:

•                  Are involuntarily terminated, unless as a result of gross misconduct of your duties as CFO (“for cause” termination), or

•                  Voluntarily resign.

Attached is a Release and Agreement that is part of this letter.  You have 21 days in which to consider the Release and Agreement.  After you indicate your acceptance of the Release and Agreement, Human Resources holds it for 7 days before we can finalize this Agreement.  You have until April 12, 2004, to inform me of your decision to accept or reject the Release and Agreement.

Sincerely,

/s/ Peter J. Moerbeek

Peter J. Moerbeek
Southwest Water Company
President and Chief Operating Officer

RELEASE LETTER

In exchange for the Severance Payment and other consideration you agree that the Severance Payment is provided to you in full and complete satisfaction and discharge of any and all obligations that Southwest Water Company has or may have to you.  Except as to rights and obligations arising out of this Release Letter, you release and discharge Southwest Water Company, and its shareholders, partners, directors, officers, employees, insurance carriers, attorneys, parents, subsidiaries, affiliated entities, successors, and assigns, and each of them (collectively referred to as “Released Parties”), from all claims, liability, obligations, grievances, demands, allegations, damages, promises, losses, expenses, fees, wages, bonuses, commissions, back pay, loss of earnings, debts, mental anguish, loss of consortium, pain, embarrassment, humiliation, emotional distress, exemplary and/or punitive damages, attorneys’ fees or costs and other legal responsibilities which arise from anything occurring before you sign this Release Letter, including but not limited to claims arising out of or related to your employment by Southwest Water Company, the termination of that employment, any wages or benefits due with respect to such employment and any rights you may have arising from such employment.

This release extends to any action, including but not limited to, any action based on contract, tort or statute, and under any federal, state or local discrimination laws, including but not limited to the Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the Age Discrimination in Employment Act, the Retirement Income Security Act, the Occupational Health and Safety Act, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act, the California Family Leave Act, the Fair Labor Standards Act and the California Labor Code, each as they may have been amended from time to time. This release extends to any relief, no matter how denominated, including but not limited to back pay, front pay, compensatory damages, punitive damages, damages for pain and suffering, or physical or mental suffering.

As a condition of receiving the Severance Payment, you promise that you have not initiated, and will not initiate any claim, charge, lawsuit, or other action against any of the Released Parties (and that you have not assigned that right to any other person or entity), and that if you file any such action or any action to invalidate this Release Letter, you will first return any and all benefits received pursuant to this Release Letter, except those to which you are entitled by law, including without limitation, the Severance Payment.  You further agree that in the event that you pursue an action against the Released Parties you will indemnify and hold the Released Parties harmless for any loss or liability, including attorneys’ fees and costs, caused by such a claim.

You acknowledge and agree that you will not be able to make any claim for any damage, loss or injury which may exist as of the date of this Release Letter, but which you may not know or realize to exist, regardless of whether that lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

We also ask that you agree not to disclose privately or publicly any of the terms of this Release Letter to anyone other than members of your immediate family, attorneys or accountants, who each shall likewise maintain such information in confidence.  In addition, you acknowledge that you will not use or disclose confidential information regarding Southwest Water Company’s business, nor will you disparage Southwest Water Company, any of its affiliated companies, or any of its employees, officers or directors.  You also agree that in addition to any other remedy that Southwest Water Company may have for breach of confidentiality, Southwest Water Company is entitled to equitable relief to enjoin disclosure of confidential information.

The Severance Payment and the other consideration for this Release Letter are not and should not be viewed as an admission of any obligation or liability by the Released Parties. If any provision of this Release Letter is held to be unenforceable for any reason, it shall be interpreted to achieve the intent of the parties to the extent possible.  All other provisions of this Release Letter shall be deemed valid and enforceable to the extent possible.  If any action or proceeding in any forum is brought arising out of or related to this Release Letter, the prevailing party in such action or proceeding shall recover reasonable attorney’s fees and all costs and expenses.

                You agree that any dispute regarding any aspect of this Release Letter or any act that allegedly has or would violate any provision of this Release Letter (“arbitrable dispute”) will be exclusively submitted to arbitration before a neutral arbitrator.  Arbitration proceedings shall be held in Los Angeles, California or any other location mutually agreed upon by you and Southwest Water Company. The arbitrator shall be bound by the qualifications and the procedures set forth in the most recent version of the Model Arbitration Procedures of the American Arbitration Association.  The arbitrator shall have the authority to order such discovery as is appropriate to the nature of the claim and shall be permitted to award only those remedies in law or equity that are requested by the parties, appropriate for the claims and supported by credible, relevant evidence.  You agree that this arbitration shall be the exclusive means of resolving any arbitrable dispute and that no other action will be brought in any court or other forum. If any action or proceeding in any forum is brought arising out of or related to this Release Letter, the prevailing party in such action or proceeding shall recover reasonable attorney’s fees and all costs and expenses.

Please take time to consider this offer and to review it with legal and financial counselors.  The offer of the Severance Payment is open for 21 days from the date you first receive this Release Letter.  If you accept the terms of this Release Letter, sign it and return it to Shelley Farnham, Human Resources by April 12, 2004.  Upon receiving the Release Letter Shelley will wait for 7 days before initiating any action. This 7-day period is referred to as a revocation period.  During the revocation period, if you want to revoke the Release Letter, you must deliver a written notice to Shelley to arrive no later than 5 p.m. on the 7th day after you sign this Release Letter.  No Severance Payment payments will be made to you until the revocation period has expired.  If you have any questions about this Release Letter, please speak to Shelley directly or call her on (213) 929-1822.

AGREEMENT

I have read, understand, and agree to all of the terms of this Release Letter.  I have been advised and have had an opportunity to consult with an attorney about this Release Letter and its contents.  I understand also that from the date I sign this Agreement to the Release Letter, I have 7 days to revoke it and that it will not become effective until that 7-day period has expired.  This Release Letter fully and accurately reflects the content of all understandings and agreements between me and Southwest Water Company concerning the matters in this Release Letter, and I am not relying on any other representations as an inducement to sign this Release Letter.  I am signing this Release Letter voluntarily, with full knowledge that it is intended to the maximum extent permitted by law as a complete release and waiver of any and all claims.

/s/ Rich Shields	April 9, 2004
DATE

May 13, 2004

Mr. Richard J. Shields
Chief Financial Officer
Southwest Water Company
624 S. Grand Ave., Suite 2900
Los Angeles, CA 90017

Dear Rich:

To follow up on our discussion this morning, you indicated to me that you were willing to turn your $175,000 exit package into a retention package (cash, options, restricted stock, etc.) paid on specific deliverables.  You also agreed that the process to develop a retention package could take anywhere from 30 - 60 days to complete.  During that time you are willing to waive your rights to your termination package and go full speed ahead with improvements to the financial departments, lead the completion of the SOX 404 and perform the rest of your CFO duties.

If I have stated this correctly, please sign your concurrence at the bottom of this letter.

Rich, I am glad to have you on the Southwest Water executive team.

Sincerely,

/s/ Anton C. Garnier

Anton C. Garnier

Chairman & CEO

Agreed:

/s/ Rich Shields
Richard J. Shields